Deutsche Bank

Registration Statement No. 333-162195
Dated February 6, 2012; Rule 433

Relating to
Pricing Supplement No. 1446 dated February 6, 2012
Page 1

5 YEAR FIXED RATE NOTES DUE 2016
GLOBAL NOTES, SERIES A

Terms and Conditions *Monday, February 06, 2012*

Global Markets

Final Terms of the Notes

Issuer	:	Deutsche Bank AG (London Branch)
Issuer Rating	:	A+ (S&P), Aa3 (Moody's), A+ (Fitch)
Form of Debt	:	Senior, unsecured
Lead Manager	:	Deutsche Bank Securities
Nominal Amount	:	USD 800,000,000
		The Notes offered hereby constitute a further issuance of, and will be consolidated with, the USD 1,000,000,000 aggregate principal amount of 5 Year Fixed Rate Notes Due 2016 issued by us on January 11, 2011 and the USD 300,000,000 aggregate principal amount of 5 Year Fixed Rate Notes Due 2016 issued by us on February 18, 2011. The Notes offered hereby will have the same ISIN and CUSIP numbers as the previously issued 5 Year Fixed Rate Notes Due 2016 and will trade interchangeably with the previously issued 5 Year Fixed Rate Notes Due 2016 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $2,100,000,000.
Trade Date	:	6 February 2012
Issue Date	:	9 February 2012
Maturity Date	:	11 January 2016
Coupon	:	3.25%
Spread to Benchmark	:	180 bps
Benchmark	:	UST 0.875% January 2017
Re-offer Price	:	102.559%, plus accrued interest
Re-offer Yield	:	2.559%
Fees	:	0.20%
All-in Price	:	102.359%, plus accrued interest
All-in Yield	:	2.613%
Aggregate Accrued Interest	:	USD 2,022,222.22 (28 days)
Interest Accrual Date	:	11 January 2012
Day Count Basis	:	30/360, unadjusted following
Payment Dates	:	Semi-annual payable 11 July and 11 January
Early Termination	:	None
Redemption	:	100.00%
Business Days	:	New York
Listing	:	None
Denominations	:	USD 1,000
ISIN	:	US2515A14E85
CUSIP	:	2515A1 4E 8
Co-leads	:	Such agents as shall be named in the above-referenced Pricing Supplement.
Settlement	:	DTC and Euroclear/Clearstream
Calculation Agent	:	Deutsche Bank AG, London

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 503-4611.

Global Markets

                                           Registration Statement No. 333-162195
                                                Dated February 6, 2012; Rule 433
                  Relating to Pricing Supplement No. 1446 dated February 6, 2012
                                                                          Page 2

5 YEAR FIXED RATE NOTES DUE 2016 GLOBAL NOTES, SERIES A

Terms and Conditions Monday, February 06, 2012

Final Terms of the Notes
Documentation            :   SEC Registered

[]   Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

[]   Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2
xpdfy.pdf

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 503-4611.